Exhibit 10.5

Technology License Agreement

This Technology License Agreement (“Agreement”) is entered into on July 20, 2005 (“Effective Date”) by and between Agape Package Manufacturing Limited, organized under the laws of Cayman Islands with the principal office at Shanghai, China (hereinafter referred to as “APM”) and Alpha & Omega Semiconductor Limited, organized under the laws of Bermuda with the principal office at Sunnyvale, California, USA (hereinafter referred to as “AOS”).

Now therefore, the parties hereby agree as follows:

1.	DEFINITIONS

1.1 “Affiliate” of any party means an entity that controls, is controlled by or is under common control with such party, where “control” means ownership of a majority of the voting power of such entity (whether through ownership of securities or other ownership interests).

1.2 “Confidential Information” means any and all information disclosed by either party to the other which is designated as confidential, including but not limited to, the Technology and all embodiments thereof, financial information, product plans, business plans, trade secrets, technology diagrams, designs, drawings, sketches, flow charts, inspection of equipment and facilities, or any other proprietary information, whether transmitted orally, in writing, or by any other media.

1.3 “Intellectual Property Rights” means any and all technologies, procedures, processes, designs, inventions, discoveries, know-how, show-how and works of authorship, and documentation thereof, including without limitation: (i) issued United States and foreign patents, utility models and the like, and applications therefor pending before any relevant authority worldwide, including any additions, continuations, continuations-in-part, divisions, reissues, renewals or extensions based thereon; (ii) copyrights and other rights in works of authorship; (iii) know-how and trade secrets; and (iv) any other similar or equivalent intellectual property rights anywhere in the world existing now or in the future.

1.4 “Group I Technology” means existing packaging Technology proprietary to AOS or lawfully acquired or licensed by AOS with full rights to license and sublicense that has been applied for use in manufacturing as of the Effective Date.

1.5 “Group II Technology” means new and highly specialized packaging Technology that is proprietary to AOS and has not yet been applied for use in manufacturing as of the Effective Date.

1.6 “Group III Technology” means any Improvements made by APM to the Licensed Technology, any new packaging technology developed by APM and any packaging technology that is generally commercially available and utilized by APM.

1.7 “Improvements” means any improvement, modification, enhancement or other derivative work of the Licensed Technology made by APM pursuant to Section 2.6.

1.8 “Licensed Technology” means collectively, the Group I Technology and the Group II Technology.

1.9 “Packaging Services” means the semiconductor packaging services to be provided by APM.

1.10 “Supply Agreement” has the meaning set forth in Section 3.1.

1.11 “Technology” means any or all of the following (i) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (vi) logos, trade names, trade dress, trademarks, service marks, tools, methods and processes; and all instantiations of the foregoing in any form and embodied in any media.

1.12 “Warrants” has the meaning set forth in Section 4.1.

2.	LICENSE

2.1 Delivery. Subject to the terms and conditions of this Agreement, and upon receipt by AOS of Warrants, AOS shall deliver the Licensed Technology, including documentation and training, in such form and manner as reasonably determined by AOS on a date mutually agreed by the parties.

2.2 License Grant. Subject to the terms and conditions of this Agreement, AOS hereby grants to APM a non-exclusive, non-transferable, royalty-free and fully paid-up license to copy, use, modify and create derivative works of the:

(a) Group I Technology at APM’s facilities in China to provide Packaging Services to APM’s customers in general;

(b) Group II Technology at APM’s facilities in China to provide Packaging Services (i) for AOS exclusively for an initial period of two (2) years from each release of such Technology for commercial use (each an “Initial Period”); (ii) for AOS exclusively for an additional one (1) year, provided that AOS has ramped up to the APM capacity by seventy-five percent (75%) or more in the Initial Period, provided further that AOS maintains the seventy-five percent (75%) utilization rate on a Quarterly Moving Average basis during the third year; and thereafter (iii) for APM’s customers in general, provided that APM meets its supply obligations in accordance with Section 3.3. For purpose of this Subsection 2.2(b) only, Quarterly Moving Average shall be the average utilization rate of APM’s capacity in each moving quarter in the third year. In the event AOS fails to meet the seventy-five percent (75%) utilization rate based on the Quarterly Moving Average calculation, then APM may provide the Packaging Services, subject to conditions set forth in Section 3.3, to APM’s customers in general from the following month after the said quarter.

(c) The above Subsection 2.2(b) shall not apply to any products that are not competitive with AOS products, provided, however, that as condition precedent to provision of Packaging Services to other customers, APM shall fulfill its obligations set forth in Section 3.2.

2.3 Restrictions. APM acknowledges that the Licensed Technology constitutes the valuable trade secrets and Confidential Information of AOS, and shall use the Licensed Technology only as necessary to exercise the license granted under Section 2.2, and in all respects in accordance with the provisions of Section 6.

2.4 Reservation of Rights. Except for those limited rights expressly granted in Section 2.1, AOS and its third party licensors retain all right, title and interest in and to the Licensed Technology including all Intellectual Property Rights therein. APM acknowledges that the license granted pursuant to this Agreement is not a sale and does not transfer to APM title to or ownership of the Licensed Materials.

2.5 Additional Services. If requested by APM, AOS may perform consulting or other services with respect to the Licensed Technology pursuant to a separate written agreement.

2.6 License to Group III Technology. APM shall promptly disclose all Improvements to AOS. APM hereby grants to AOS a non-exclusive, non-transferable, irrevocable, royalty-free and fully paid-up license to copy, use, modify, create derivative works of, and otherwise exploit the Group III Technology in connection with the conduct of AOS’ business during the terms of this Agreement set forth in Section 5.

3.	SUPPLY

3.1 Generally. APM shall provide Packaging Services to AOS in accordance with the Supply Agreement, to be entered into by the parties within ninety (90) days after the Effective Date of this Agreement.

3.2 Priority Loading and Best Pricing. In conjunction with and conditional to AOS’ grant of license of Licensed Technology set forth in Section 2.2, APM shall provide Packaging Services to AOS in preference to other customers and at the lowest pricing that APM gives any other customers. APM shall not divert or reallocate its capacity or resources to any other customers unless first meeting AOS’ requirements.

3.3 Exclusivity, Priority and Discounted Price. For so long as Group II Technology is utilized by APM, APM shall provide Packaging Services to AOS in accordance with the exclusivity requirements set forth in Sections 2.2(b) and 2.2(c). After expiration of the exclusivity period, APM may provide Packaging Services to other customers, provided that the priority loading requirements set forth in Section 3.2 are met; provided further that APM shall charge AOS for Packaging Services at a discounted price equal to ten percent (10%) lower than the lowest price APM charged to other customers.

4.	CONSIDERATION

4.1 Warrants. In partial consideration of the delivery and license of the Licensed Technology, APM shall issue AOS warrants to purchase shares of APM Common Stock (“Warrants”) pursuant to the Warrant Subscription Agreement dated July 22, 2004 by the parties.

4.2 Preferential Supply and Pricing. In further consideration and as a condition of the delivery and license of the Licensed Technology, APM shall give to AOS loading and pricing preference set forth in Section 3.

5.	TERM AND TERMINATION

5.1 Term. This Agreement shall commence on the Effective Date, and shall remain in effect as set forth herein. Subject to APM meeting all terms of this Agreement and the Supply Agreement, (a) the license to the Group I Technology granted in Section 2.2(a) shall remain in effect so long as APM is engaged in the semiconductor package manufacturing business; and (b) the license to the Group II Technology granted in Section 2.2(b) shall remain in effect for a period of five (5) years from the Effective Date and thereafter may be extended by mutual agreement of the parties.

5.2 Breach. Either party may terminate this Agreement if the other party breaches its material obligations hereunder, and such breach is not cured within thirty (30) days upon receipt of written notice thereof from the non-breaching party. The non-breaching party shall be entitled to continued support for a period of four (4) months after the settlement date to prevent business disruptions.

5.3 Insolvency. This Agreement may be terminated by either party, on notice, (i) upon the voluntary or involuntary institution by or against the other party of insolvency, receivership or bankruptcy proceedings, or any other proceedings for the general settlement of all or substantially all of its debts, which proceedings are not dismissed or otherwise resolved in its favor within sixty (60) days thereafter, (ii) upon the other party’s making a general assignment for the benefit of creditors, or (iii) upon the other party’s dissolution or ceasing to conduct business in the ordinary course.

5.4 Effect of Termination. If this Agreement is terminated for any reason, the provisions of Sections 1, 2.3, 2.4, 5.4, 6, 7.3, 8, 10 and 11 shall survive. Further, if the parties agree not to extend this Agreement past the initial 5 year term, the parties shall nonetheless cooperate for a period of not less than three (3) years as necessary to effect an orderly transition. Except as set forth in this Agreement, all other rights and obligations of the parties under this Agreement shall terminate upon the effective date of termination of this Agreement, and neither party shall have any liability to the other as a result of such termination.

6.	CONFIDENTIALITY

6.1 Non-Use and Non-Disclosure. Both parties agree: (i) to use Confidential Information solely as necessary to perform its obligations in accordance with the provisions of this Agreement; and (ii) not to disclose, or permit to be disclosed, either directly or indirectly, Confidential Information to any third party, except to its Affiliates, without the other’s prior written consent. Each party shall safeguard the Confidential Information of the other party using the same measures it uses to protect its own Confidential Information, but in no event shall either party use less than reasonable care in safeguarding the Confidential Information of the other party. Notwithstanding the foregoing, neither party to this Agreement bears responsibility for safeguarding information that is: (i) publicly available, (ii) obtained independently from a third party free to lawfully disclose such information to the receiving party, (iii) was lawfully in the receiving party’s possession prior to receipt from the disclosing party, or (iv) is independently developed by the receiving party without use of the disclosing party’s Confidential Information.

6.2 Compelled Disclosure. Each party may disclose the other party’s Confidential Information if it is required by law to be disclosed in response to a valid order of a court of competent jurisdiction or authorized government agency, provided that the party subject to the disclosure order must provide the other party prompt notice of the order and reasonably cooperate with the other party’s efforts to receive a protective order or otherwise limit disclosure.

6.3 Effect upon Termination. Upon termination or expiration of this Agreement, for any reason whatsoever, each party agrees that it will: (i) immediately cease use of all Confidential Information of the other party; (ii) as soon as practical, return or destroy the Confidential Information of the other party, and all tangible embodiments thereof.

6.4 Remedies. If either party breaches, or threatens to breach the provisions of this Section 6, both parties agree that the non-breaching party may have no adequate remedy at law and would therefore be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual money damages.

7.	WARRANTY AND DISCLAIMER

7.1 Mutual Warranties. Each party represents and warrants to the other that: (i) it has the full corporate authority and all necessary approvals to enter into this Agreement; (ii) this Agreement constitutes a valid agreement binding on it; and (iii) the entering into and performance under this Agreement will not conflict with any other agreement to which it is bound.

7.2 Compliance with Laws. Each party represents and warrants that it will, and will cause its employees and agents to, comply with all applicable laws and governmental regulations applicable to its performance under this Agreement.

7.3 Disclaimer. EXCEPT AS EXPRESSLY STATED HEREIN, NEITHER PARTY MAKES ANY ADDITIONAL WARRANTIES WITH RESPECT TO THE LICENSED TECHNOLOGY OR OTHERWISE, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND COURSE OF DEALING OR TRADE USAGE.

8.	LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL OR OTHER CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, ARISING OUT OF OR RELATED TO THIS AGREEMENT WHETHER IN AN ACTION IN CONTRACT, TORT, OR OTHERWISE, UNLESS SUCH DAMAGES ARISE AS A RESULT OF FAILURE TO COMPLY WITH THE EXCLUSIVE AND PRIORITY SUPPLY REQUIREMENTS UNDER SECTION 3. EXCEPT FOR A BREACH BY A PARTY OF ITS REPRESENTATIONS AND WARRANTIES, IN NO EVENT SHALL EITHER PARTY’S TOTAL LIABILITY ARISING FROM OR RELATING TO THIS AGREEMENT EXCEED ONE MILLION DOLLARS ($1,000,000). THE FOREGOING LIMITATION OF LIABILITY IS EXCLUSIVE TO THIS AGREEMENT AND SHALL NOT APPLY TO ANY OTHER AGREEMENT BETWEEN THE PARTIES.

9.	INDEMNITY

9.1 Mutual Indemnity. Subject to Section 9.3, each party shall indemnify, defend and hold harmless the other party, its agents, directors, and officers from and against any and all third party actions, suits, proceedings, claims for losses, costs, damages, fees or expenses arising out of or in connection with: (a) any breach of any representation, warranty or covenant under this Agreement; or (b) any negligent act or omission or willful misconduct in connection with its performance under this Agreement.

9.2 Infringement Indemnity.

(a) Subject to Section 9.3, AOS shall defend and/or settle any third party claim, action or proceeding alleging that the Licensed Technology, as delivered to APM, infringes any third party copyright, or validly issued U.S. patent, and shall pay all damages or settlement amounts finally awarded by a court of competent jurisdiction. AOS shall have no obligation with respect to any infringement claims where the Licensed Technology has been modified or combined with any other Technology, where the infringement would not have occurred absent such modification or combination.

(b) Subject to Section 9.3, APM shall defend and/or settle any third party claim, action or proceeding alleging that the Packaging Services, using any modification of the Licensed Technology made by APM, infringes any third party copyright, or validly issued U.S. patent, and shall pay all damages or settlement amounts finally awarded by a court of competent jurisdiction.

9.3 Procedure. The party seeking indemnification under this Section (“Indemnitee”) shall: (i) promptly notify the other party (“Indemnitor”) in writing of any claim, action, suit, or other proceeding brought by third parties for which it is seeking indemnification; (ii) provide Indemnitor with sole control of the defense and/or settlement thereof; and (iii) provide Indemnitor, at Indemnitor’s request and expense, with reasonable assistance and full information with respect thereto. Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such claim, suit or proceeding.

10.	DISPUTE RESOLUTION

10.1 Negotiation. Any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be first referred to and discussed between/among senior executives from both parties. Such officers shall make a good faith effort to resolve the disagreement or negotiate an acceptable revision of this Agreement acceptable to both parties, without the necessity of formal procedures relating thereto. During the course of such discussion, the parties will reasonably cooperate and provide information that is not confidential to the end that each party may be fully informed with respect to the issues in dispute. The institution of arbitration to resolve the disagreement may occur only after the later of: (a) thirty (30) days after the initial request for meeting by a party, or (b) the officers mutually agree that resolution of the disagreement through continued negotiation is not likely to occur.

10.2 Arbitration. Subject to the provisions of Section 10.1 above, any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration Santa Clara County, California in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. English language shall be used throughout the arbitration for all written and oral communications. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party waives any right it may have under any jurisdiction to: (a) apply to the courts within such jurisdiction for relief from the provisions of this Section, or from any decision of the arbitrator, or (b) contest the enforcement of any arbitral award. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

11.	GENERAL PROVISIONS

11.1 Assignment. This Agreement may not be transferred or assigned by either party without the prior written consent of the other party, except in the case of a merger, sale of substantially all stock or assets, or other corporate restructuring of the assigning party; provided that any successor in interest assumes the obligations of the assignee in writing. Any purported transfer or assignment in violation of this Section shall be null and void. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

11.2 Entire Agreement. This Agreement together with any attachments constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter herein. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party. No other act, document, usage or custom shall be deemed to amend or modify this Agreement.

11.3 Notices. All notices required to be sent hereunder shall be in writing and shall be deemed to have been given upon (i) the date sent by confirmed facsimile (ii) on the date it was delivered by courier, or (iii) if by certified mail return receipt requested, on the date received, to the addresses set forth above and to the attention of the signatory of this Agreement or to such other address or individual as the parties may specify from time to time by written notice to the other party

11.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.5 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect.

11.6 Waiver. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

IN WITNESS WHEREOF, the parties have executed this Agreement below to indicate their acceptance of its terms.

Agape Package Manufacturing Limited:		Alpha & Omega Semiconductor Limited:

Signed:	/s/ Min Juang	Signed:	/s/ Yueh-Se Ho

Name:	Min Juang	Name:	Yueh-Se Ho

Title:	CEO	Title:	VP of Worldwide Manufacturing

Date:	July 19, 2005	Date:	July 30, 2005